Exhibit 99.1

Operator

Good afternoon and welcome to the Global Net Lease Fourth Quarter 2023 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Jordyn Schoenfeld, Associate at Global Net Lease. Please go ahead.

Jordyn Schoenfeld

Thank you. Good afternoon, everyone and thank you for joining us for GNL's fourth quarter 2023 Earnings Call. Joining me today on the call are Mike Weil and Jim Nelson, GNL’s co-Chief Executive Officers, and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K and our periodic and current reports filed with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Any guidance or statements referring to our pipeline or the future value of an investment in GNL, including any adjustments giving effect to the recently completed merger with The Necessity Retail REIT Inc. (“RTL”) and the internalization of both GNL’s and RTL’s advisory and property management functions, as well as any projections about future success following the merger and internalization, are also forward-looking statements. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and supplement which are posted to our website. Please note that we do not provide guidance on net income. We only provide guidance on AFFO per share and our Net Debt to Adjusted EBITDA ratio and do not provide reconciliations of this forward-looking non-GAAP guidance to net income per share or our debt to net income due to the inherent difficulty in quantifying certain items necessary to provide such reconciliations as a result of their unknown effect, timing and potential significance. Examples of such items include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions and other non-recurring expenses. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I'll now turn the call over to our co-CEO, Mike Weil. Mike?

Mike Weil

Thanks, Jordyn. Good morning and thank you all for joining us today.

GNL is now the third largest publicly traded net lease REIT with a global presence and features a diversified portfolio of high quality, primarily investment grade tenants. GNL's focus on investment-grade tenants as compared to our peers highlights the stability and high-quality of our rental income. The largest tenant in the portfolio only accounts for 3.1% of the total straight-line rent with the top ten tenants totaling just 21% of the portfolio, effectively mitigating concentration risk within the portfolio. We believe our diverse portfolio provides us with the flexibility and capacity to capitalize on numerous market opportunities, maximizing shareholder value over the long-term.

2023 was a transformative year for GNL that included the internalization of management and enhanced corporate governance, further aligning GNL with its net-lease peers. In addition to the merger and internalization, 2023 also highlighted GNL’s strong asset management platform capabilities with continued leasing momentum. As a direct result of the merger, GNL has also recognized significant synergies, as outlined in our investor deck, and we are currently on track to achieve our stated $75 million of annualized cost savings by the third quarter of 2024.

GNL is implementing a 2024 business plan focused on deleveraging its balance sheet, reducing its exposure to variable rate debt and driving down its net debt to adjusted EBITDA. Our near-term strategic priority will focus on reducing leverage through select dispositions, prioritizing non-core assets and opportunistic sales. We have strategically reviewed our portfolio and identified assets where we believe there is beneficial opportunity to divest. This includes assets that are non-core or have near-term debt maturities or near-term lease expirations. We expect a total of $400 million to $600 million of strategic dispositions in 2024. This disposition program will drive long-term shareholder value by generating cash to enhance and de-risk our balance sheet and create a clear path forward for us to potentially narrow the trading discount compared to our net-lease peers. Selling assets at attractive cap rates will also provide proof of value to investors and demonstrate a significant premium compared to where the Company is currently trading on an implied cap rate basis. Driving down leverage through measured opportunistic dispositions is the proper approach to maximize long-term shareholder value with proceeds used to lower our net debt to adjusted EBITDA.

Our near-term strategic approach also involves a planned reduction of GNL’s annual dividend from $1.42 to $1.10 per share, increasing the amount of annualized cash by $74 million to further reduce leverage. This reflects the Company’s continued commitment to strengthening its balance sheet while maintaining a disciplined dividend policy.

Turning to our portfolio, at year end 2023 we had approximately 1,300 properties spanning nearly 67 million square feet, with a gross asset value of $9.2 billion. The diverse composition of our net lease portfolio is unmatched whether measured by geography, asset type, tenant or industry, and positions GNL to effectively navigate external macro challenges as we move ahead. The portfolio maintained occupancy of 96% with a weighted average remaining lease term of 6.8 years. Geographically, 80% of our straight-line rent is earned in North America, while 20% comes from Europe. The portfolio also features a stable tenant base and a high-quality of earnings with an industry-leading 58% of tenants receiving an investment-grade or implied investment-grade credit rating. From a growth perspective, the portfolio includes an average annual contractual rental increase of 1.3%.

I am again highlighting the strong asset management capabilities we demonstrated as we continue our leasing and renewal efforts. In particular, our fourth quarter leasing and renewal activity included over 2.1 million square feet across the entire portfolio with attractive leasing spreads on renewals that were 6% higher than the expiring rents. New leases that were completed in the fourth quarter of 2023 have a weighted average lease term of 9.2 years, while the renewals that were completed in the fourth quarter of 2023 have a weighted average lease term of 6.1 years.

The largest segment of our portfolio is industrial and distribution with 219 properties that span over 33.9 million square feet that contributed $235 million to annualized straight-line rent. 92% of the leases in this portfolio include rent escalations with an average annual rental increase of 1.5%, positioning the portfolio to benefit from annual rental income while having a 7.7 year weighted average lease term. Our single-tenant retail segment is the largest by property count with 878 properties that span over 7.9 million square feet and contributed $154 million to annualized straight-line rent. The single-tenant retail segment comprises 66% investment-grade or implied investment-grade rated tenants and features an 8.3 year weighted average lease term.

The multi-tenant suburban retail segment consists of 109 properties that span over 16.4 million square feet that contributed $200 million in annualized straight-line rent. The portfolio has a weighted average remaining lease term of 5.2 years and includes 21% of grocery anchored centers which are 90% leased. This segment is predominately comprised of triple-net leases with incremental lease up potential and attractive leasing spreads. Additionally, 61% of the straight line rent in this portfolio comes from Sunbelt markets which continue to grow and have favorable demographic tailwinds.

Our smallest segment by straight-line rent, single-tenant office, includes 90 properties that span 8.6 million square feet, and contributed $143 million to annualized straight-line rent and have a 5.0 year weighted average lease term. One of the metrics that differentiates GNL's single-tenant office portfolio is that it is comprised of 70% mission critical facilities, which we define as headquarters, lab or R&D facilities and features 68% investment-grade or implied investment-grade tenants, which we believe provides our portfolio with rent stability and low level of default risk. Given GNL’s successful track record of lease renewals, the single-tenant office segment also includes limited near-term lease maturities, minimizing the risk of vacancy.

A fundamental aspect of our comprehensive portfolio strategy involves limiting concentration risk. The combined annual straight-line rent from our top 10 tenants amounts to only 21% of our overall portfolio, with our largest tenant contributing just 3.1%. Our approach to mitigating concentration risk also extends to every segment of our portfolio, ensuring diversity among the top 5 tenants within each segment which we have highlighted in the investor deck. This diversified and investment-grade tenant base not only ensures stability but also offers predictability in rental income, laying a solid foundation for our future growth. The quality and reliability of our tenants underscore the resilience and longevity of our business model.

Our leasing results continue to illustrate the quality of our assets, driving leasing rates higher even in the current environment. The single-tenant segment completed 16 new leases and renewals and showcased a positive 8% renewal leasing spread, demonstrating the strong renewal demand for our mission critical assets while adding nearly $9 million to net straight-line rent. The multi-tenant segment completed 54 new leases and renewals resulting in a 2% renewal spread, consistent with the high demand we are experiencing at our suburban shopping centers, which increased net straight-line rent by over $10.5 million. New leases that were completed in the fourth quarter of 2023 have a weighted average lease term of 9.2 years, while the renewals that were completed in the fourth quarter of 2023 have a weighted average lease term of 6.1 years. Our executed leases at the end of the fourth quarter 2023, combined with our leasing pipeline as of February 15, 2024 will bring occupancy in our multi-tenant portfolio from 88% to 91%. To put that in perspective, the multi-tenant portfolio represents only 27% of total straight-line rent in our portfolio and GNL's overall portfolio occupancy stands at 96%. The fourth quarter 2023 highlighted our commitment to expanding relationships with existing tenants including new leases and renewals with Burlington, H-E-B Grocery and Dick’s Sporting Goods.

Looking ahead, we remain committed to executing on our systematic and prudent approach to achieving our financial objectives, which revolve around reducing net debt to adjusted EBITDA while organically enhancing NOI through lease-up initiatives and contractual rent growth. A pivotal component of this strategy involves non-core dispositions and opportunistic sales, which should provide us with capital to deleverage our balance sheet. We believe this strategy will pave the way to reducing the valuation gap with our net lease peers.

I'll turn the call over to Chris to walk through the financial results in more detail. Chris?

Chris Masterson

Thanks, Mike.

Typically, we would provide year-over-year financial comparisons, however that would not be meaningful at this time given the recent merger and internalization. Going forward, we will begin comparing to prior quarters until Q4 2024 when we will have a full year of a merged and internalized GNL.

For the fourth quarter 2023 we recorded revenue of $206.7 million, and a net loss attributable to common stockholders of $59.5 million. Core FFO was $48.3 million or $0.21 per share, and AFFO was $71.7 million or $0.31 per share. In Q4 2023, we incurred an elevated $5.5 million European income tax expense in the quarter and $2.3 million one-time write offs primarily related to reimbursements. We have completed a European Tax restructure that we expect will reduce the Company's income tax expense beginning in Q1 2024.

As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release, which is posted on our website.

Looking at our balance sheet, it’s worth noting that while only 20% of our debt is subject to variable rates, the current sustained high interest rate environment does have a temporary effect on the portion of our debt that isn’t fixed or swapped. To mitigate this, we seek to reduce our exposure to variable rate debt as we move through the year. As part of our strategy to address 2024 debt maturities and subsequent to the fourth quarter, we completed an $80 million refinancing agreement with Nordea Bank secured by multiple properties in Finland that extend the debt maturities of these assets to 2029 at a 4.6% interest rate. GNL has a plan to address the remaining 2024 debt maturities through dispositions, refinancings and availability on the credit facility. We will continue to address the 2025 maturities and anticipate that the second half of 2024 will present a more favorable environment for debt maturities beyond 2024 but we remain confident in our ability to refinance these assets.

Our net debt to adjusted EBITDA ratio was 8.4x. We ended the fourth quarter with net debt of $5.3 billion at a weighted-average interest rate of 4.8%, and had liquidity of approximately $135.7 million and $206 million of capacity on our credit facility. The weighted-average maturity at the end of the fourth quarter 2023 was 3.2 years with minimal debt maturity due in 2024.

Our debt comprises $1.0 billion in senior notes, $1.7 billion on the multi-currency revolving credit facility and $2.7 billion of outstanding gross mortgage debt. Our debt was 80% fixed rate, which includes floating rate debt with in-place interest rate swaps, and our interest coverage ratio was 2.4x. As of December 31, 2023 we had approximately 230.9 million common shares outstanding. On a weighted average basis, there were approximately 230.3 million shares outstanding during the fourth quarter of 2023.

Lastly, it is our objective to provide investors with enhanced transparency regarding our financial goals and projections, and therefore we would like to introduce initial 2024 guidance today with an AFFO per share guidance range of $1.30 to $1.40 and a Net Debt to Adjusted EBITDA range of 7.4x to 7.8x. The initial guidance reflects our assumption, mentioned earlier, that our projected 2024 dispositions will be in the range of $400 million to $600 million. The majority of these dispositions will come from occupied opportunistic sales, where we anticipate achieving a cash cap rate between 7% and 8%.

I'll now turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

Before I conclude, I would like to express my gratitude to Jim Nelson, the President and Co-CEO of GNL for all of his hard work and contributions during his time at the Company. He is a great friend and partner and on behalf the entire Company, we extend our best wishes for a well deserved and enjoyable retirement.

We take great pride in our achievements at GNL throughout 2023. With the merger and internalization behind us, we remain focused on positioning ourselves as an industry leader with a global, diversified and investment-grade portfolio. We want to reiterate that we strongly believe that the best path forward for GNL is reducing leverage through non-core and strategic dispositions to enhance our balance sheet as we aim to lower our cost of capital to position the Company for future growth. Our planned dividend reduction is expected to increase the amount of annualized cash by $74 million to further reduce leverage. Additionally, disposing of assets at a premium to our current assumed implied cap rate will provide investors with proof of value of our leading investment-grade worthy portfolio. As we've taken a conservative approach, our strategy for deleveraging is designed to be earnings neutral, with the expectation that our net debt to adjusted EBITDA will decrease by approximately one full turn. By applying a reasonable and achievable 10x AFFO multiple to our per share guidance, the implied stock price exceeds $13 per share; $20 per share range if we trade to the high-end of the sector at a 15x AFFO multiple. This outlook aligns with our goal of narrowing the trading discount and we believe these strategic initiatives will position GNL for future success that maximizes shareholder value. As always, we are available to answer any questions you may have on this quarter after the call.

Operator, please open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].